Exhibit 10.2

INCENTIVE AND RETENTION AGREEMENT

PC Connection, Inc. (the “Company”) and Thomas Baker (the “Executive”) are parties to an Offer Letter, dated March 1, 2019 (the “Offer Letter”), which includes certain terms related to Executive’s employment with the Company and certain severance payments and benefits to which Executive may be entitled in certain circumstances. The Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and focus of members of the Company’s senior management team, including Executive, to their duties. As such, this Incentive and Retention Agreement (the “Agreement”) sets forth certain modifications to existing equity incentives held by Executive as well as certain modifications to the level of certain severance payments and benefits which Executive may be eligible for upon certain terminations of employment. The Offer Letter remains in full force and effect and shall continue to govern the terms of Executive’s employment not covered by the terms of this Agreement.

1.Severance and Related Benefits Upon a Termination By the Company Without Cause. If Executive’s employment is terminated by the Company without Cause (as defined below) and provided Executive executes and allows to become effective (within 60 days following the termination or such shorter period as may be directed by the Company) a separation and release of claims agreement in a form to be provided by the Company on or about the date of termination (which will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, and a reaffirmation of Executive’s continuing obligations under any existing restrictive covenant agreements) (a “Release Agreement”), the Company will provide Executive with the following severance payments and benefits in connection with such termination without Cause (subject to the terms of Appendix A hereto):

(a)The Company will pay Executive as severance an amount equivalent to twenty-four (24) months of Executive’s then-current base salary, less all applicable taxes and withholdings, which severance will be paid in installments in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following Executive’s termination date, then the severance payments shall begin no earlier than January 1 of such subsequent calendar year. The first installments of severance paid pursuant to this subsection shall include any amounts that otherwise would have been paid to Executive between Executive’s termination date and the date such first installment is paid, but for the pendency of the effectiveness of the Release Agreement and the timing rules set forth in the proviso to the preceding sentence. In the event that Executive obtains employment or undertakes consulting services during the twenty-four (24) month period following his termination date, the amount of severance payable hereunder will be reduced on a dollar-for-dollar basis by the amount of cash compensation Executive receives from such position. Executive agrees that, should Executive obtain such employment or undertake such consulting services prior to the date that is twenty-four (24) months following Executive’s termination date, Executive will inform the Company in writing within five (5) business days of obtaining such position.

(b)Should Executive timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) the date that is twenty-four (24) months following Executive’s termination date, and (y) the date upon which Executive commences full-time employment (or employment that provides Executive with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company. All premium costs thereafter shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation coverage. Executive agrees that, should Executive obtain alternative medical and/or dental insurance coverage prior to the date that is twenty-four (24) months following Executive’s termination date, Executive will so inform the Company in writing within five (5) business days of obtaining such coverage.

(c)The Company will pay Executive a prorated portion of Executive’s annual target bonus based on the number of days Executive is employed (assuming achievement of 100% of Executive’s target bonus) under the applicable annual bonus plan in effect for the year of the termination, less all applicable taxes and withholdings, for the year in which Executive’s termination occurs, such amount payable in a lump sum on the date the first installment of severance is paid.

2.Vesting of Equity Upon a Change in Control and Severance and Other Benefits Upon a Termination of Executive’s Employment without Cause or for Good Reason Following a Change in Control.

(a)Change in Control Acceleration. In the event of a Change in Control, 75% of the number of shares of Company stock subject to the unvested portion of each outstanding stock option and other equity award (together, the “Equity Awards”) held by Executive shall become fully vested, exercisable and otherwise free from forfeiture immediately prior to the closing of such Change in Control, with the remaining unvested portion of such Equity Awards continuing to vest and becoming fully exercisable and free from forfeiture on the first anniversary of the closing of the Change in Control (the “First Anniversary Vest Date”), subject to Executive’s continued employment with the Company through such date (unless otherwise provided herein). With respect to any Equity Awards granted in the form of restricted stock units (“RSUs”), upon the vesting of the RSUs on the First Anniversary Vest Date, the Executive shall be entitled, with respect to each share of Company stock subject to such RSUs, to receive the greater of (i) the consideration paid per share of Company stock on the closing date of the Change in Control by the acquiring or succeeding entity (the “Per Share Price”), whether paid in cash or stock of the acquiring or succeeding entity and (ii) to the extent the shares of Company stock are converted into stock of the acquiring or succeeding entity in connection with the Change in Control and the value of the stock into which the Company stock converts exceeds the Per Share Price on the First Anniversary Vest Date, then such higher amount, whether paid in cash or stock of the acquiring or succeeding entity (such greater amount, the “Assumed RSU Payment Amount”).

(b)Severance Benefits and Acceleration of Equity in the Event of a Termination By the Company Without Cause or By Executive For Good Reason in Connection with a Change In Control. If Executive’s employment is terminated by the Company without “Cause” (as defined in Section 3 hereof) or Executive terminates his employment for “Good Reason” (as defined in Section 3 hereof) and such termination takes place during the twelve (12) month period following a Change in Control, and provided Executive executes and allows to become effective (within 60 days following the termination or such shorter period as may be directed by the Company) a Release Agreement, in lieu of and not in addition to the amounts payable under Section 1(a) hereof, the Company will provide Executive with the following severance benefits (subject to the terms of Appendix A hereto):

(i)The Company will pay Executive as severance pay an amount equivalent to twenty-four (24) months of Executive’s then-current base salary, less all applicable taxes and withholdings, which severance pay will be paid in installments in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following Executive’s termination date, then the severance payments shall begin no earlier than January 1 of such subsequent calendar year. The first installments of severance paid pursuant to this subsection shall include any amounts that otherwise would have been paid to Executive between Executive’s termination date and the date such first installment is paid, but for the pendency of the effectiveness of the Release Agreement and the timing rules set forth in the proviso to the preceding sentence. In the event that Executive obtains employment or undertakes consulting services during the twenty-four (24) month period following his termination date, the amount of severance payable hereunder will be reduced on a dollar-for-dollar basis by the amount of cash compensation Executive receives from such position. Executive agrees that, should Executive obtain such employment or undertake such consulting services prior to the date that is twenty-four (24) months following Executive’s termination date, Executive will inform the Company in writing within five (5) business days of obtaining such position.

(ii)Should Executive timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) the date that is twenty-four (24) months following Executive’s termination date, and (y) the date upon which Executive commences full-time employment (or employment that provides Executive with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company. All premium costs thereafter shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation coverage. Executive agrees that, should Executive obtain alternative medical and/or dental insurance coverage prior to the date that is twenty-four (24) months following Executive’s termination date, Executive will so inform the Company in writing within five (5) business days of obtaining such coverage.

(iii)The Company will pay Executive an amount equal to Executive’s annual target bonus (assuming achievement of 100% of Executive’s target bonus) under the applicable annual bonus plan in effect for the year of the termination, less all applicable taxes and withholdings, for the year in which Executive’s termination date occurs, such amount payable in a lump sum on the date the first installment of severance pay is paid.

(iv)All outstanding and unvested Equity Awards in each case that vest solely based on continued service that are then held by Executive shall become fully vested, exercisable and otherwise free from forfeiture and (A) with respect to any stock options then held by Executive, those options shall remain exercisable for the period of time set forth in the applicable grant agreement and (B) with respect to any Equity Awards granted in the form of restricted stock units, Executive shall be entitled to the Assumed RSU Payment Amount, with the amount calculated in prong (ii) of the definition of Assumed RSU Payment Amount determined as of Executive’s termination date.

3.Definitions. For purposes of this Agreement:

(a)“Cause” means any of: (a) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; (b) a good faith finding by the Company that Executive has (i) engaged in dishonesty, willful misconduct or gross negligence, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the terms of any agreement between Executive and the Company, including without limitation the Offer Letter or any restrictive covenant or confidentiality agreement with the Company; or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures.

(b)“Good Reason” means the occurrence, without Executive’s prior written consent, of any of the following events: (a) a material reduction in Executive’s authority, duties, or responsibilities, provided that neither a change in title, nor a reduction in Executive’s authority, duties or responsibilities solely as a result of the Company becoming a subsidiary of the acquiring or succeeding entity shall constitute Good Reason; (b) the relocation of the principal place at which Executive provides services to the Company by at least 65 miles and to a location such that Executive’s daily commuting distance is increased; (c) a material reduction of Executive’s base salary (except for across the board pay cuts of all management level employees of the Company); or (d) a material breach by the Company of its obligations under the Employment Agreement. No resignation will be treated as a resignation for Good Reason unless (A) Executive has given written notice to the Company of Executive’s intention to terminate his employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (B) Executive has provided the Company with at least 30 days in which to cure the circumstances, and (C) if the Company is not successful in curing the circumstances, Executive ends his employment within 30 days following the cure period in (ii). Notwithstanding the foregoing, with respect to prong (ii) of this definition, a requirement that Executive be present and perform services for no more than three (3) days per week at a location 65 or more miles from his current.

location for a transition period following the Change in Control not to exceed twelve (12) months (the “Transition Period”), with any and all expenses of Executive related to such temporary work location (including weekly round trip airfare, lodging in at least a 4-star hotel (or other mutually agreeable lodging), meals and other expenses) paid for (on a grossed-up basis) by an acquiring or succeeding entity, shall not constitute Good Reason unless the proposed work location does not comply with Centers for Disease Control Covid-19 workplace safety guidelines. For the avoidance of doubt, Executive shall be entitled to work from his current work location, or remotely, for the other two (2) days per week during the Transition Period.

(c)“Change in Control” means any of the following events provided that such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5):

(i)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition of additional shares of common stock or other securities by Patricia Gallup (or any entity controlled by her or any trust or similar estate planning entity for the benefit of her spouse and/or issue, her and her spouse’s siblings and/or issue) or the 1998 PC Connection Voting Trust (collectively, the “Exempt Entities”), (2) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the effective date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election;

provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any Exempt Entities or employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)the liquidation or dissolution of the Company.

4.Section 280G.

(a)Notwithstanding any other provision of this Agreement, except as set forth in Section 4(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(1)) for Executive. For purposes of this Section 4, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)Notwithstanding the provisions of Section 4(a), no such reduction in Contingent Compensation Payments shall be made if the Eliminated Amount (computed without regard to this sentence) exceeds 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4(b) shall be referred to as a “Section 4(b) Override”. For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)For purposes of this Section 4 the following terms shall have the following respective meanings:

(i)“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4(d). Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4(b) Override is applicable. Within 30 days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that Executive agrees with the Company’s determination pursuant to the preceding sentence, or (B) that Executive disagrees with such determination, in which case Executive shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 4(b) Override is applicable. In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the State of New Hampshire, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Section 4(a) and 4(b) hereof, the amount of any payments to be made to Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

(e)The provisions of this Section 4 are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive may receive Contingent Compensation Payments.

5.At-Will Employment. This Agreement shall not be construed as an agreement, either expressed or implied, to employ Executive for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both Executive and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay Executive any compensation or grant Executive any benefit beyond the end of Executive’s employment with the Company, except to the extent explicitly set forth in Sections 1 and 2 hereof.

6.Interaction with Other Agreements/Governing Law. This Agreement constitutes an agreement between Executive and the Company with respect to the terms of Executive’s equity awards and Executive’s entitlement to severance pay and benefits, shall be read and interpreted in conjunction with the Offer Letter and the outstanding equity award agreements and the plans under which such awards were granted, and, to the extent inconsistent with any other such agreements, this Agreement supersedes the inconsistent provisions of such other agreements between the parties concerning such subject matter. For the avoidance of doubt, in the event that Executive may be entitled to severance payments or benefits under the Offer Letter (or another agreement) and this Agreement, the terms of this Agreement shall govern and Executive may receive payments and benefits under this Agreement only and not both. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New Hampshire (or, if appropriate, a federal court located within the State of New Hampshire), and the Company and Executive each consents to the jurisdiction of such a court.

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AGREED AND ACCEPTED:

I acknowledge and agree that I have read and understand the foregoing Agreement and that I have freely and voluntarily entered into the terms of this Agreement.

ay
/s/ Thomas Baker	May 3, 2022
Thomas Baker	Date

/s/ Patricia Gallup	May 3, 2022
PC Connection, Inc.	Date
By: Patricia Gallup
Title: Chair of the Board of Directors

APPENDIX A

Payments Subject to Section 409A

1.Subject to this Appendix A, any severance payments that may be due under the Agreement to which it is attached shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Executive under the Agreement, as applicable:

(a)It is intended that each installment of the severance payments under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)Each installment of the severance payments due under the Agreement that is not described in this Appendix A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death) (the “New Payment Date”), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the New Payment Date and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Appendix A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code.

3.All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Agreement (including this Appendix A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.